Exhibit 99.1

Hedging Contracts

As of December 31, 2012, we had entered into hedging contracts covering a total of approximately 757 Bcfe of our projected natural gas and oil production from January 1, 2013 through December 2018 at a weighted average index price of $4.88 per Mcfe.

Operations

The following table provides a summary of selected operating data of our oil and natural gas assets as of the date and for the period indicated.

	At December 31, 2012					Three months ended December 31, 2012
	Proved reserves (Bcfe)(1)	PV-10 (in millions) (2)	Net proved developed wells(3)	Total net acres(4)	Gross potential drilling locations(5)	Average daily net production (MMcfe/d)
Appalachian Basin:
Marcellus Shale	4,796	$1,766	172	293,775	2,790	311
Upper Devonian	10	$9	2	—	842	4
Utica Shale	123	$148	2	76,812	625	1
Total	4,929	$1,923	176	370,587	4,257	316

(1)         Estimated proved reserve volumes and values were calculated using the unweighted twelve-month average of the first-day-of-the-month reference prices for the period ended December 31, 2012, which were $2.78 per Mcfe.

(2)         PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 to the standardized measure, please see “— Summary Reserve, Production and Operating Data — Estimated Proved Reserves.”

(3)         Proved developed wells are comprised of 126 horizontal wells and 50 vertical wells.

(4)         All net acres allocable to the Upper Devonian are included among the net acres allocated to the Marcellus Shale because the Upper Devonian and the Marcellus Shale are multi-horizon shale formations attributable to the same leases.

(5)         A majority of these potential locations have not been scheduled or identified by management as part of our future multi-year drilling schedule and may not ultimately be completed to the extent we have insufficient resources to do so. We will be required to generate or raise significant capital to conduct such drilling activities. Any drilling activities we are able to conduct on these potential locations may not be successful or result in our ability to add additional proved reserves to our overall proved reserves.

Estimated Proved Reserves

The following table summarizes our estimated proved reserves and related PV-10 at December 31, 2010, 2011 and 2012. Over 99% of our proved reserves were prepared by our independent reserve engineers at December 31, 2010. Our estimated proved reserves as of December 31, 2011 and 2012 are based on evaluations prepared by our internal reserve engineers, which have been audited by our independent engineers. Our independent reserve engineers’ audit covered 80% of our total proved reserves as of December 31, 2012 and was within 1% of our internal reserve engineers’ estimates.  The information in the following table does not give any effect to or reflect our commodity hedges.  Our estimated proved reserves at December 31, 2010 and 2011 included reserves attributable to our Arkoma Basin and Piceance Basin assets that were sold during 2012.

	At December 31
	2010	2011	2012
Estimated proved reserves:
Natural gas (Bcf)	2,543	3,931	3,694
Oil (MMBbl)	10	17	3
Natural gas liquids (MMBbl)	104	164	203
Total estimated proved reserves (Bcfe)	3,231	5,017	4,929
Proved developed producing (Bcfe)	416	804	935
Proved developed non-producing (Bcfe)	41	40	112
Proved undeveloped (Bcfe)	2,774	4,173	3,882
Percent developed	14%	17%	21%
PV-10 (in millions)(1)	$1,466	$3,445	$1,923
Standardized measure (in millions)(2)	$1,097	$2,470	(3)

(1)         PV-10 reflects the present value of our estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC without giving effect to non-property related expenses such as general and administrative expenses, debt service and depreciation, depletion and amortization expense, and discounted at 10% per year before income taxes. Estimated proved reserve volumes and values were calculated using the unweighted twelve-month average of the first-day-of-the-month reference prices.

The closest GAAP measure to PV-10, a non-GAAP measure, is the standardized measure of discounted future net cash flows. We believe that the presentation of PV-10 is relevant and useful to our investors as supplemental disclosure to the standardized measure of future net cash flows, or after tax amount, because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. While the standardized measure is dependent on the unique tax situation of each company, PV-10 is based on a pricing methodology and discount factors that are consistent for all companies. Because of this, PV-10 can be used within the industry and by creditors and securities analysts to evaluate estimated net cash flows from proved reserves on a more comparable basis. The difference between the standardized measure and the PV-10 amount is the discounted estimated future income tax. We use PV-10 in our ceiling test computations, and we also compare PV-10 against our debt balances. The following table is a reconciliation between PV-10 and the standardized measure of discounted future net cash flows:

	At December 31,
	2010	2011
	(unaudited)
PV-10 value (in millions)	$1,466	$3,445
Future income taxes (discounted 10%) (in millions)	(369)	(975)
Standardized measure of discounted future net cash flows relating to oil and gas reserves (in millions)	$1,097	$2,470

(2)         The standardized measure of discounted future net cash flows, which reflects the after-tax present value of discounted future net cash flows, relating to proved oil and natural gas reserves was prepared in accordance with the definitions and guidelines of the SEC and conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities — Oil and Gas. Future production and development costs are computed by estimating the expenditures to be incurred in developing and producing the proved oil and natural gas reserves at fiscal year-end, based on fiscal year-end costs and assuming the continuation of existing economic conditions. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of our oil and gas properties.

(3)         The reconciliation of PV-10 to standardized measure of discounted future net cash flows at December 31, 2012 is not currently available and will be included in our Annual Report on Form 10-K for the year ended December 31, 2012.